Exhibit 99.1

DaVita Inc. Announces Pricing of $1.25 Billion Senior Notes

DENVER, August 14, 2012 (BUSINESS WIRE) – DaVita Inc. (NYSE: DVA) (“DaVita” or the “Company”) announced today the pricing of $1.25 billion principal amount of 5.750% Senior Notes due 2022 (the “Senior Notes”). The offering is expected to close on August 28, 2012, subject to satisfaction of customary market and other closing conditions.

DaVita intends to use the net proceeds from the offering, together with proceeds from its anticipated amended senior secured credit facilities and available cash, to finance the aggregate cash consideration for the acquisition of HealthCare Partners Holdings, LLC (the “HCP Transaction”) and to pay related fees and expenses upon closing of the HCP Transaction. Substantially simultaneously with the closing of the HCP Transaction, DaVita intends to use the proceeds from additional borrowings under its amended senior secured credit facilities to repay approximately $198 million of the Term Loan A-2 outstanding under the Company’s existing senior secured credit agreement, to repay HCP’s existing indebtedness, to pay related fees and expenses and for general corporate purposes. If the HCP Transaction is not consummated on or prior to November 30, 2012 (subject to the Company’s right to extend under certain circumstances) or the Merger Agreement related to the HCP Transaction is terminated before that date, DaVita will be required to redeem all of the Senior Notes.

The Senior Notes are being offered pursuant to an effective registration statement filed with the Securities and Exchange Commission. J.P. Morgan Securities LLC, Barclays Capital Inc., BofA Merrill Lynch, Credit Suisse Securities (USA) LLC, Goldman, Sachs & Co., Morgan Stanley & Co. LLC, SunTrust Robinson Humphrey, Inc. and Wells Fargo Securities, LLC are acting as joint book-running managers for the offering. Credit Agricole Securities (USA) Inc., Mitsubishi UFJ Securities (USA), Inc., Scotia Capital (USA) Inc., and SMBC Nikko Capital Markets Limited are acting as co-managers for the offering.

The offering of Senior Notes is being made only by means of the prospectus supplement and accompanying prospectus. You may obtain copies of the prospectus supplement and accompanying prospectus from J.P. Morgan Securities LLC at (800) 245-8812, Barclays Capital Inc. at (888) 603-5847 or Barclaysprospectus@ broadridge.com, BofA Merrill Lynch at dg.prospectus_requests@baml.com, Credit Suisse Securities (USA) LLC at (800) 221-1037 or Newyork.prospectus@credit-suisse.com, Goldman, Sachs & Co. at (866) 471-2526 or prospectus-ny@ny.email.gs.com, Morgan Stanley & Co. LLC at (866) 718-1649, SunTrust Robinson Humphrey, Inc. at (404) 926-5052 and Wells Fargo Securities, LLC at (800)

326-5897 or cmclientsupport@wellsfargo.com. This communication shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About DaVita

DaVita Inc., a Fortune 500® company, is a leading provider of kidney care in the United States, delivering dialysis services to patients with chronic kidney failure and end stage renal disease. DaVita strives to improve patients’ quality of life by innovating clinical care, and by offering integrated treatment plans, personalized care teams and convenient health-management services. As of June 30, 2012, DaVita operated or provided administrative services at 1,884 outpatient dialysis centers located in the United States serving approximately 149,000 patients. The company also operated 19 outpatient dialysis centers located in four countries outside the United States.

Forward-Looking Statements

This release contains forward-looking statements, within the meaning of the federal securities laws, including statements related to the offering, the HCP Transaction and the anticipated uses of proceeds of the offering. Factors which could impact future results include the uncertainties associated with governmental regulations, general economic and other market conditions, competition, accounting estimates, the variability of our cash flows and the risk factors set forth in our SEC filings, including our Annual Report on Form 10-K for the year ended December 31, 2011, our quarterly reports on Form 10-Q for the first quarter ended March 31, 2012 and the second quarter ended June 30, 2012 and subsequent quarterly reports filed on Form 10-Q and the registration statement filed on Form S-3 and the related Prospectus Supplement filed in connection with the offering of the Senior Notes. The forward-looking statements should be considered in light of these risks and uncertainties.

These risks and uncertainties include those relating to: the concentration of profits generated from commercial payor plans; continued downward pressure on average realized payment rates from commercial payors, which may result in the loss of revenue or patients; a reduction in the number of patients under higher-paying commercial plans; a reduction in government payment rates under the Medicare End Stage Renal Disease program or other government-based programs; the impact of health care reform legislation that was enacted in the U.S. in March 2010; changes in pharmaceutical or anemia management practice patterns, payment policies, or pharmaceutical pricing; our ability to maintain contracts with physician medical directors; legal compliance risks, including our continued compliance with complex government regulations; current or potential investigations by various governmental entities and related government or private-party proceedings; the impact of our agreement in principle to settle all allegations relating to claims arising out of the previously disclosed litigation filed in 2002 in the U.S. District Court in the Eastern District of Texas to resolve the federal program claims regarding EPO relating to historical EPO practices dating back to 1997; continued increased competition from large and medium-sized dialysis providers that compete directly with us; the emergence of new models of care introduced by the government or private sector, such as accountable care organizations, independent practice association and integrated delivery systems, and changing affiliation models for physicians, such as employment by hospitals, that may erode our patient base and reimbursement rates; our ability to complete any acquisitions, mergers or dispositions that we might be considering or announce, including the HCP Transaction, or integrate and successfully operate any business we may acquire; expansion of our operations and services to markets outside the U.S., or to businesses outside of dialysis.

We base our forward-looking statements on information currently available to us at the time of this release, and we undertake no obligation to update or revise any forward-looking statements, whether as a result of changes in underlying factors, new information, future events or otherwise.

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Investor Contact Information:

Jim Gustafson

310-536-2585

Jim.gustafson@davita.com

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